EXHIBIT 99.1

Contacts:
At	Investor Relations:

Cambridge Heart:	Allen & Caron
Vincenzo LiCausi	Matt H. Clawson
Chief Financial Officer	(949) 474-4300
(978) 654-7600	matt@allencaron.com
vincenzol@cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE AND NINE MONTHS
ENDED SEPTEMBER 30, 2012

Tewksbury, Mass., November 14, 2012—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for the three and nine months ended September 30, 2012.  Full financial statements and corresponding commentary can be found in the Company's Form 10-Q, which will be filed with the Securities and Exchange Commission on November 14, 2012.

Using innovative technologies, Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one third of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than lung cancer, breast cancer and HIV/AIDS combined.  Out-of-hospital survival is less than 8%, making prediction and prevention critically important.  It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S. who can benefit from annual Microvolt T-Wave Alternans (MTWA) testing.  MTWA is a marker of SCA risk which is measured during a non-invasive treadmill test using Cambridge Heart’s proprietary technologies. The Company’s MTWA test is the only one of its kind that is reimbursed by Medicare under a National Coverage Policy.

As previously announced, the Company has retained the services of Benning Associates, LLC to assist in exploring the Company’s strategic alternatives.  The Company also announced that it restructured its operations in order to reduce its cash burn.  The restructuring included significant reductions in personnel and overhead costs across all functions of the Company.  At September 30, 2012, the Company’s cash balance was $75,000.  If the Company is unable to generate adequate cash flows or obtain sufficient additional funding, it will have to further cut back its operations, sell some or all of our assets, license potentially valuable technologies to third parties, and/or cease some or all of its operations.

Commenting on the results of the third quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “On a sequential basis, our revenue in the third quarter declined by 9% compared to the previous quarter.  The decline in revenue and reduction in expenses in the third quarter were a reflection of the restructuring of our operations that we announced in July.”  Mr. Haghighi-Mood added, “In regards to exploring the Company’s strategic alternatives, we continue to push the process forward and we’ll provide an update as events develop.”

Financial Results for the Three Months ended September 30, 2012

Total revenue for the third quarter ended September 30, 2012 was $419,000, compared to total revenue of $475,000 reported during the same period of 2011.  The decrease in revenue compared to the same period in 2011 is largely attributable to the reduction in force effective in July 2012, which impacted all functions of the Company including our direct sales force.

Cost of sales for the third quarter of 2012 was $288,000, compared to $343,000 in the same period in 2011. Gross profit, as a percent of revenue, for the three months ended September 30, 2012 and 2011 was 31% and 28%, respectively.  The increase in gross profit is mostly due to selling inventory previously written-off as excess inventory.

Operating expenses for the third quarter of 2012 were $885,000, a decrease of $540,000, or 38%, compared to $1,425,000 in the third quarter of 2011. The decrease in operating expense is a direct result of the restructuring of the operations announced in July, which impacted all functions of the Company.

The operating loss for the third quarter of 2012 was $754,000 compared to an operating loss of $1,293,000 for the same period last year. Included in the operating loss for the third quarter of 2012 was $122,000 of non-cash stock-based compensation expense, compared to $83,000 in the comparable 2011 period. The increase in non-cash stock-based compensation expense is due to the acceleration of expense recognition of certain stock options in which the service period ended while the stock options continue to become exercisable in accordance with the terms of the stock options.  The net loss for the quarter was $1,080,000, or $0.01 per share, compared to a net loss of $1,295,000, or $0.01 per share, in the comparable 2011 period.

Financial Results for the Nine Months ended September 30, 2012

Total revenue for the nine months ended September 30, 2012 was $1,435,000, compared to total revenue of $1,654,000 reported during the same period of 2011.

Cost of sales for the nine months ended September 30, 2012 was $1,215,000, compared to $1,201,000 in the same period in 2011. Gross profit, as a percent of revenue, for the nine months ended September 30, 2012 and 2011 was 15% and 27%, respectively.

Operating expenses for the nine-month periods ended September 30, 2012 and 2011 were $4,090,000 and $4,471,000, respectively.

The operating loss for the nine months ended September 30, 2012 was $3,870,000 compared to an operating loss of $4,018,000 for the same period last year. Included in the operating loss for the nine-month periods of 2012 and 2011 was $349,000 and $273,000, respectively, of non-cash stock-based compensation expense. The net loss for the 2012 period was $4,232,000, or $0.04 per share, compared to a net loss of $4,025,000, or $0.04 per share, in the comparable 2011 period.

The Company ended the third quarter with unrestricted cash and cash equivalents of $75,000. The cash used by operations was $3,361,000 for the nine months ended September 30, 2012, compared to $3,535,697 for the same period in 2011.  The Company believes that its existing resources, including cash at September 30, 2012 of $75,000 and the proceeds from the sale of senior secured promissory notes in October 2012 of $150,000, coupled with the currently projected financial results are sufficient to fund operations through the end of November 2012.

As of September 30, 2012, the Company had a total of 124 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 61.0 million shares of common stock, bringing the fully diluted share count to 185 million shares of common stock.

Questions can be directed to the Company's management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company's products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company's MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company's website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could", and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  Forward-looking statements include statements about the Company's belief that it will be able to maintain support of its existing customer base, international distributor network and OEM partner, and that  proceeds from the full exercise of the AIR and projected revenue would provide up to twelve months of additional operating capability. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, material deviations from our current operating plan, lower than expected sales, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain or maintain patent protection for our technology, overall economic and market condition  and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.
Financial Highlights

Statements of Operations	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$474,911	$419,062	$1,653,678	$1,434,698

Cost of goods sold	342,562	288,004	1,201,011	1,215,043
Gross profit	$132,349	$131,058	$452,667	$219,655

Costs and expenses
Research and development	161,127	63,565	368,116	273,300
Selling, general and administrative	1,263,902	821,103	4,103,043	3,816,485
Total operating expenses	$1,425,029	$884,668	$4,471,159	$4,089,785

Loss from operations	$(1,292,680)	$(753,610)	$(4,018,492)	$(3,870,130)

Interest income	9	82	503	1,650
Interest expense	(2,266)	(335,448)	(7,229)	(1,262,961)
Change in valuation of warrant	-	-	-	761,819
Change in valuation of embedded derivative	-	9,400	-	137,720
Net loss	$(1,294,937)	$(1,079,576)	$(4,025,218)	$(4,231,902)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)	$(0.04)	$(0.04)

Weighted average shares outstanding - basic
and diluted	98,614,278	100,112,960	98,076,685	100,112,960

Balance Sheets	December 31,	September 30,
	2011	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$312,610	$74,594
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	285,815	228,812
Inventory, net	444,377	427,267
Other prepaid assets	128,619	131,652
Total current assets	1,271,421	962,325

Fixed assets, net	182,111	154,767
Restricted cash, net current portion	200,000	100,000
Other assets	78,264	40,776
Total assets	$1,731,796	$1,257,868

Liabilities and stockholders' deficit
Accounts payable and accrued expenses	$1,474,963	$1,555,184
Convertible promissory notes payable, net	600,000	499,072
Current portion of capital lease obligation	6,689	8,308
Total current liabilities	2,081,652	2,062,564
Embedded derivative liability on a convertible note	-	18,788
Derivative warrant liability	-	3,415,908
Capital lease obligation, net of current portion	22,014	15,564
Total liabilities	2,103,666	5,512,824
Convertible preferred stock	12,747,990	12,747,990

Stockholders' deficit
Common stock	100,113	100,113
Additional paid-in-capital	93,338,578	93,687,394
Accumulated deficit	(106,558,551)	(110,790,453)
Total stockholders' deficit	(13,119,860)	(17,002,946)
Total liabilities and stockholders' deficit	$1,731,796	$1,257,868